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                               SERVICE AGREEMENT
                               -----------------

          Dated this 29th Day of January, 1997 (the "Effective Date").

PARTIES
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1.   'The Company': MSU (UK) Limited of Elder House, 525 to 528 Elder Gate,
     Central Milton Keynes, England.

2. 'The Executive': G.J. Capaci of 2715 Amstel Way, Raleigh, North Carolina, 27613, U.S.A.

OPERATIVE PROVISIONS:
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1.   INTERPRETATION

     1.1 The headings and marginal headings to the clauses are for convenience only and have no legal effect.

     1.2 Any reference in this Agreement to any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.

     1.3  In this Agreement:
          'THE BOARD' means the Board of Directors of the Company and includes any committee of the Board duly appointed by it. 'GROUP COMPANY' means any company which for the time being is a company having an ordinary share capital (as defined in 'SS'832 of the Income and Corporation Taxes Act of 1988) of which not less than 25 per cent is owned directly or indirectly by the Company or its holding company applying the provisions of 'SS'828 of the Income and Corporation



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          Taxes Act 1988 in the determination of ownership. 'MANAGING DIRECTOR'
          means any person or persons jointly holding such office of the Company from time to time and includes any person(s) exercising substantially the functions of a Managing Director or Executive Officer of the Company.

2.   APPOINTMENT AND DURATION

     2.1 The Company appoints the Executive and the Executive agrees to act as Vice President of Business Development and Marketing. The Executive's job description and objectives are as set out in Schedule 1 or, subject to the agreement of the Executive, as shall from time to time be directed by the Board. The Executive accepts that the Company may in emergencies require him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement, provided that such duties will be consistent with those of a senior executive and will not change the person(s) to whom the Executive reports.

     2.2 The appointment and this Agreement shall be deemed to have commenced on the day immediately after the date upon which the Executive's employment with IBM Corporation terminates, as indicated in a written notice from the Executive to the Company, and shall continue (subject to earlier termination as provided in this Agreement), unless either party shall give 6 months written notice to the other


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          party whereupon the appointment and this Agreement will instead terminate at the end of the 6 month notice period.

     2.3 The Executive warrants that by virtue of entering into this Agreement or the other agreements or arrangements made or to be made between the Company or any Group Company and him he will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon him.


3.   DUTIES OF THE EXECUTIVE

     3.1  The Executive shall at all times during the period of this Agreement:

          3.1.1 devote the whole of his time, attention and ability as the Board consider necessary to the duties of his appointment;

          3.1.2 faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

          3.1.3 obey all lawful and reasonable directions of the Board;

          3.1.4 use his best endeavors to promote the interests of the Company and its Group Companies;

          3.1.5 keep this Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and its Group Companies and provide such explanations as the Board reasonably may require;


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          3.1.6 not at any time make to the Board any untrue or misleading statement relating to the Company or any Group Company.

     3.2 The Executive shall (without further remuneration) if and for so long as the Company require during the term of the Agreement;

          3.2.1 carry out the duties of his appointment on behalf of any Group Company;

          3.2.2 act as an officer of any Group Company or hold any other appointment or office on behalf of, or as nominee or representative of the Company or any Group Company, unless the Executive determines that such service would present an unreasonable risk of liability to or damage to the reputation of the Executive or that an unreasonable risk of bankruptcy of the Group Company exists;

          3.2.3 carry out such duties and the duties attendant upon any such appointment as if they were duties to be performed by him on behalf of the Company.

     3.3 The Company hereby agrees to indemnify the Executive to the fullest extent permissible under applicable law against any liability (including reasonable legal fees and other expenses) for any act or omission related to his service for the Company or any Group Company.

4.   PLACE OF WORK

     4.1 The Executive shall generally perform his duties from the place of business of the Company in the United States of America. The Company may reasonably require

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          the Executive to travel in the normal course of his duties, including international travel, to other places of business of the Company or of any Group Company.

     4.2 If the Company and the Executive agree to change the Executive's place of work such that the Executive has to relocate his residence, the Company shall provide the Executive with a reasonable relocation package as shall be negotiated by the Company and the Executive at the time such change is contemplated.

5.   PAY

     5.1  During his appointment, the Company shall pay to the Executive:

          5.1.1 a salary at the rate of $125,000 U.S. Dollars per year which shall accrue day to day and be payable by equal monthly installments in arrears. The salary shall be deemed to include any fees receivable by the Executive as a Director of the Company or any Group Company, or of any other company or unincorporated body in which he holds office as nominee or representative of the Company or any Group Company; and

          5.1.2 an annual performance bonus based on criteria established by agreement of the Company and the Executive within 60 days of the Effective Date, which criteria may be modified by agreement of the Company and the Executive; and

     5.2 The Executive's salary shall be reviewed by the Board annually and the rate of salary shall be increased by the Company in line with the company salary review policy.

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     5.3  The Company will grant to the Executive nonqualified stock options as described in Schedule 2 hereto.

6.   PENSION

     6.1 The Company will establish and maintain a retirement plan which is qualified under section 401(a) of the U.S. Internal Revenue Code of 1986, as amended (the 'Code'), and under which the Company shall make annual nondiscretionary contributions on the Executive's behalf in an amount equal to 7.5% of the Executive's salary in effect for such year and under which the Executive shall be entitled to elect salary deferral contributions to the maximum extent permitted under the applicable Code provisions. The Company shall make the annual nondiscretionary contributions specified above in monthly installments each equal to one-twelfth of the total amount of such nondiscretionary contributions for the applicable year.

7.   INSURANCE BENEFITS

     7.1 The Company shall establish and maintain a private medical scheme that provides benefits equivalent to those provided by IBM Corporation to the Executive and his family at the time the Executive terminates employment with IBM Corporation. The Executive shall be entitled to participate in such scheme at the Company's expense for himself, his spouse and dependent children, subject always to the rules of such scheme.

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     7.2  For any period prior to the implementation of such a scheme the
          Company shall reimburse the Executive for the total premium paid by the Executive for continued coverage under the medical plan of his prior employer for himself, his spouse and his dependent children. In order to compensate the Executive for the taxes payable on such reimbursement, the total amount of such reimbursement shall be increased as follows: total reimbursement = total premium divided by .6.

8.   EXPENSE

     8.1 The Company shall reimburse to the Executive on a monthly basis all travelling, hotel, entertainment and other expenses reasonably incurred by him in the proper performance of his duties subject to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

     8.2 Where the Company issues a company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under clause 8.1 above, and shall return it to the Company forthwith on the termination of his employment.

     8.3 All expenses in excess of $5,000 for any one event must be approved in advance in writing by the Board.

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9.   HOLIDAY

     9.1 In addition to public holidays, the Executive is entitled to 25 working days paid holiday in each calendar year. The Executive shall not without the consent of the Board carry forward any unused part of his holiday entitlement to a subsequent holiday year.

     9.2 On termination of his appointment for whatever reason, the Executive shall be entitled to pay in lieu of outstanding holiday entitlement and shall not be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for payment and repayment shall be 1/253 of the Executive's annual salary for each day.

10.  INCAPACITY

     10.1 If the Executive shall be prevented by illness (including mental disorder), injury or other incapacity from properly performing his duties hereunder he or his representative shall report this fact forthwith to the Company Secretary's office and if the Executive is so prevented for 30 or more consecutive business days he shall provide a medical practitioner's statement on the 31st day and weekly thereafter so that the whole period of incapacity is certified by such statements.

     10.2 If the Executive shall be absent from his duties hereunder due to illness (including mental disorder), accident or other incapacity duly certified in accordance with the provisions of sub-clause 10.1 hereof, he shall be paid his full remuneration hereunder (including bonus and commission) for up to 6 months' absence in any


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          period of 12 consecutive months and thereafter such remuneration, if any, as the Board shall determine from time to time.

     10.3 If the Executive shall be absent from his duties hereunder due to illness (including mental disorder), injury or other incapacity for 30 or more consecutive business days, the Executive shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and shall authorize such medical practitioner to disclose to and discuss with the Company's medical advisor the results of such examination and any matters which arise from it in order that the Company's medical adviser can notify the Company of any matters which, in his opinion, might hinder or prevent the Executive (if during a period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

11.  TERMINATION OF AGREEMENT

     11.1 Automatic Termination

          This Agreement shall automatically terminate:

          11.1.1 on the Executive reaching his 65th birthday; or

          11.1.2 6 months after the Executive is provided with written notice that he has become prohibited by law from being a Director; or

          11.1.3 if he resigns his office


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     11.2 Suspension

          In order to investigate a complaint against the Executive of misconduct the Company is entitled to suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.

     11.3 Immediate Dismissal

          The Company may by notice terminate this Agreement with immediate effect if the Executive:

          11.3.1 commits any act of fraud, gross negligence, or willful misconduct or repeats or continues (after written warning) any other material or serious breach of his obligations under this Agreement; or

          11.3.2 is guilty of any conduct which in the reasonable opinion of the Board brings him, the Company or any Group Company into serious disrepute; or

          11.3.3 is convicted of any criminal offense punishable with 6 months or more imprisonment (excluding an offence under the road traffic legislation for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

         11.3.4 embezzles, or otherwise dishonestly takes for his own benefit, any assets of the Company, any Group Company, or any of its or their employees.


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     11.4 Immediate Termination by the Executive

          The Executive may by notice terminate this Agreement with immediate effect if the Company:

          11.4.1 commits any material breach of the Company's obligations under this Agreement; or

          11.4.2 causes any material reduction in the level of responsibility, status, office, title, reporting relationships, working conditions, authority or duties of the Executive; or

          11.4.3 files a petition relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or dissolution or is the subject of any similar filing.


     11.5 Dismissal on Short Notice

          The Company may terminate this Agreement, notwithstanding clause
          10.2, by not less than 6 months' prior notice given at any time while the Executive is incapacitated by ill-health or accident from performing his duties under this Agreement and has been so incapacitated for a period or periods aggregating 6 calendar months in the preceding 12 months. Provided that the Company shall withdraw any such notice, with the consent of the Executive, if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner's certificate satisfactory to the Board to the effect that he has fully recovered his health and that no recurrence of his illness or incapacity can reasonably be anticipated.

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     11.6 Pay In Lieu
          On either party's serving 6 months' prior notice to terminate this Agreement (as provided in sub-clause 2.2) or at any time thereafter during the currency of such notice the Company shall pay to the Executive his basic salary (at the rate then payable under clause 5 hereof) and all other compensation and benefits provided hereunder for the unexpired portion of the duration of his appointment or entitlement to notice as may be the case.

     11.7 Miscellaneous
          On the termination of this Agreement for whatever reason, the Executive shall at the request of the Company resign (without prejudice to any claims which the Executive may have against any company arising out of this Agreement or the termination thereof) from all and any offices which he may hold as a Director of the Company or offices which he holds as nominee or representative of the Company or any Group Company and if he would fail to do so within seven days the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignations.

12.  GENERAL

     12.1 Other Terms
          The provisions of the Company's standard terms and conditions of employment (as amended from time to time) shall be terms of the Executive's employment


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          except to the extent that they are unreasonable and/or inconsistent with this Agreement.

     12.2 Statutory Particulars
          The further particulars of terms of employment not contained in the body of this Agreement which must be given to the Executive in compliance with Part 1 of the Employment Protection (Consolidation) Act 1978 shall be set forth in a schedule attached hereto and agreed to in writing by the Executive.

     12.3 Prior Agreements
          This Agreement sets out the entire agreement and understanding of the parties and is in substitution for any previous contracts of employment or for services between the Company or any of its Group Companies and the Executive (which shall be deemed to have been terminated by mutual consent).

     12.4 Accrued Rights
          The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.

     12.5 Proper Law
          The validity construction and performance of this Agreement shall be governed by the laws of the State of North Carolina without regard to its principles of the choice of law or the conflict of laws.


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     12.6 Notices
          Any notice to be given by a party under this Agreement must be in writing and must be given by delivery at or sending first class post or other faster postal service, or telex, facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has his or its own facilities for receiving such transmissions) to the last known postal address or relevant telecommunications number of the other party. Where notice is given sending in a prescribed manner it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the dispatched. A notice shall have effect from the sooner of its actual or deemed receipt by the addressee.



/s/ WILLIAM D. SNOWDEN (Secretary)
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FOR AND ON BEHALF OF
MSU CORPORATION


/s/ Gerald J. Capaci
------------------------------
MR. G. CAPACI


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                                   SCHEDULE 1
                        JOB DESCRIPTIONS AND OBJECTIVES
                                     YEAR 1

1.   To organize an appropriate serviced office at reasonable local rates.

2.   In line with a plan to be submitted to the Board for approval, to:

     2.1 Maximize MSU product and technology sales in North America by closing business with retail groups, OEM's and licensees as appropriate in line with regional business plan;

     2.2  to support/promote existing MSU customers in the region;

     2.3 handle negotiations/customers in other territories by agreement with the Board;

3. To maximize profitability of the North American region in line with the approved regional business plan.

4. To propose, agree and implement such marketing and promotions plans as are necessary to maximize MSU's regional sales revenues.

5. To prepare, and upon request present to the Board, comprehensive monthly status reports.

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                                   SCHEDULE 2
                       EXECUTIVE'S ENTITLEMENT TO SHARES

"Shares" are defined as shares of Common Stock of MSU Corporation of $0.01 each. "Market Value" shall mean the last trading value, in U.S. Dollars, of the Shares reported by NASDAQ, a successor to NASDAQ or any similar market system or exchange or, if the Shares are not traded on any such system or exchange, fair market value of the Shares within the meaning of Code section 422 and the rules and regulations thereunder.

1. As soon as possible following the execution of this Agreement, the Company shall grant to the Executive a nonqualified stock option to purchase 100,000 Shares at a price per Share equal to the Market Value on the date of the grant; such option shall be fully vested upon grant and shall be exercisable on or before the 5th anniversary of the Effective Date of this Agreement.

2. As soon as administratively possible following the earlier of (i) the first date following the first anniversary of the Effective Date of this Agreement on which the Market Value is at least $15.00 per Share, or (ii) the first date during the first year of this Agreement on which the Market Value has been at least $15.00 per Share for a period of 30 consecutive days, the Company shall grant to the Executive a nonqualified stock option to purchase 100,000 Shares at a price per Share equal to 50% of the Market Value on the applicable date specified in (i) or (ii) above; such option shall be fully vested upon

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     grant and shall be exercisable on or before the 5th anniversary of the applicable date specified in (i) or (ii) above.

3. As soon as administratively possible following the earlier of (i) the first date following the second anniversary of the Effective Date of this Agreement on which the Market Value is at least $20.00 per Share, or (ii) the first date during the first year of this Agreement on which the Market Value has been at least $20.00 per Share for a period of 30 consecutive days, the Company shall grant to the Executive a nonqualified stock option to purchase 100,000 Shares at a price per Share equal to 50% of the Market Value on the applicable date specified in (i) or (ii) above; such option shall be fully vested upon grant and shall be exercisable on or before the 5th anniversary of the applicable date specified in (i) or (ii) above.

4. Unless such Shares are registered under applicable state and federal securities laws, acquisition of Shares will be for investment purposes only.

5.   In the event that:

     5.1 this Agreement is terminated by the Company for any reason or by the Executive as provided in Section 11.4 herein; and

     5.2 the options described in clause 2 and/or 3 above have not yet been granted; and

     5.3 either a timing and/or Share pricing milestone described in clause 2 and/or 3 above is achieved within 6 months of the date of termination;

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     the Company shall grant to the Executive such option(s) as the Executive would have been entitled to pursuant to clause 2 and/or 3 above if such timing and/or Share pricing milestone had been achieved prior to the date of such termination. Such option(s) shall be granted as soon as administratively possible after the date on which the timing and/or Share pricing milestone is achieved, such option(s) shall be fully vested at grant, and the Executive shall be entitled to exercise such option at any time and from time to time for a period of 5 years from the date of grant.

6. Notwithstanding any other provision of this Schedule 2, in the event of a merger or consolidation to which the Company or MSU Corporation is a party (other than as the surviving entity), or of any other acquisition of a majority of the outstanding shares of the common stock of the Company or MSU Corporation or of any transfer of all or substantially all of the assets of the Company or MSU Corporation, or of the liquidation or dissolution of the Company or MSU Corporation (any such event shall be referred to herein as a "Transaction"), (i) if the option described in clause 2 above has not yet been granted, the Company shall grant to the Executive an option to purchase 100,000 Shares, and (ii) if the option described in clause 3 above also has not yet been granted, the Company shall grant to the Executive an option to purchase an additional 100,000 Shares. The option(s) described in (i) and/or (ii) above shall be granted as of the effective date of the Transaction or such earlier date as may be determined by the Company (the "Grant Date"), shall be fully vested and exercisable at grant, shall contain

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     a purchase price equal to 50% of the Market Value on the Grant Date, and shall automatically terminate upon consummation of the Transaction.

7. The price and the number of Shares purchasable pursuant to any option granted or to be granted pursuant to this Agreement shall be adjusted as necessary to reflect any reclassification, change, conversion, subdivision, combination, or stock dividend of or relating to the Shares.

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